Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666

PHILIP MORRIS INTERNATIONAL INC. (“PMI”) HOSTS INVESTOR DAY;

REVISES 2014 FULL-YEAR REPORTED DILUTED EPS FORECAST FOR ESTIMATED RESTRUCTURING COSTS IN THE NETHERLANDS;

ANNOUNCES ACQUISITION OF U.K.-BASED E-VAPOR COMPANY;

REVIEWS BUSINESS OUTLOOK AND STRATEGIES

NEW YORK, June 26, 2014 -- Philip Morris International Inc.’s (NYSE / Euronext Paris: PM) senior management will offer its perspective on the company’s business outlook and long-term growth strategies at a two-day investor meeting starting today at approximately 9:00 a.m. (Swiss time) at its Operations Center in Lausanne, Switzerland.

“2014 is proving to be a complex and truly atypical year for PMI,” said André Calantzopoulos, Chief Executive Officer.
“In addition to our exciting plans for the global roll-out of our Marlboro Architecture 2.0 and our new commercial approach, we are on the verge of leading a paradigm shift with the accelerated commercialization of our Reduced-Risk Products.”
“We continue to face significant currency headwinds, an improving but weak macro-economic environment in the EU and known challenges in Asia, partly offset by a robust performance in a number of markets and the contribution of our business development initiatives. Furthermore, we have recently witnessed significant price discounting at the low end of the market in Australia which, were it to persist, could lead us to be at the lower end of our 2014 guidance for full-year currency-neutral adjusted diluted EPS growth of 6%-8%.”

2014 Full-Year Forecast

The company revises its 2014 full-year reported diluted earnings per share (“EPS”) forecast to be in a range of $4.87 to $4.97, versus $5.26 in 2013, compared to a range of $5.09 to $5.19 as previously announced on May 7, 2014.
On an adjusted basis, diluted EPS are projected to increase in the range of 6% to 8% versus adjusted diluted EPS of $5.40 in 2013, reflecting:

•	a $0.01 per share charge recorded as asset impairment and exit costs in the first quarter of 2014 relating to the decision to cease cigarette production in Australia by the end of 2014;

•
a pre-tax charge, related to the contemplated decision to discontinue cigarette production in the Netherlands in 2014, of approximately $495 million, or $0.24 per share, the majority of which is expected to be recorded in the second quarter of 2014; and

•	an unfavorable currency impact, at prevailing exchange rates, of approximately $0.61 for the full-year 2014.
The adjusted diluted EPS of $5.40 in 2013 is calculated as reported diluted EPS of $5.26, plus a $0.02 per share charge related to discrete tax items and a $0.12 per share charge related to asset impairment and exit costs.
This forecast includes a productivity and cost savings target of $300 million and a share repurchase target of $4.0 billion. This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates and any unusual events.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Global Footprint Optimization

On April 4, 2014, the company announced the initiation by its affiliate, Philip Morris Holland B.V. (“PMH”), of consultations with employee representatives on a proposal to discontinue cigarette production at its factory located in Bergen op Zoom, the Netherlands. PMH has reached an agreement with the Trade Unions and their members on a social plan and, subject to the fulfillment of certain other conditions, PMH plans to cease cigarette production by September 1, 2014.
As a result, PMI expects to incur a pre-tax charge of approximately $495 million, or $0.24 per share, the majority of which is expected to be recorded in the second quarter of 2014, reflecting approximately $356 million related to employee separation costs and approximately $139 million related to asset impairment costs. Of the $495 million, approximately $418 million will be paid in cash, of which $181 million will be paid in 2014.

E-Vapor Acquisition

The company announced its acquisition of 100% of Nicocigs Limited (“Nicocigs”), a leading U.K.-based e-vapor company whose principal brand is Nicolites. The transaction is not subject to regulatory approval and is not material to PMI’s 2014 consolidated financial position, results of operations or cash flow.
“This acquisition is complementary to our previously announced agreement for the license and distribution of Altria Group, Inc.’s e-vapor products. In addition, it provides PMI with immediate access to, and a significant presence in, the growing e-vapor category in the U.K. market, as well as a strong retail presence, which further complements the current restructuring of our distribution arrangements in the U.K.," said Drago Azinovic, PMI’s President, European Union Region.
Nicocigs was founded in 2008 and is headquartered in Birmingham, U.K. The company employs a field force of approximately 40 sales representatives and distributes to more than 20,000 points of sale within the UK. Nicocigs’ 2014 April year-to-date retail share, as measured by Nielsen, was 27.3%.
The U.K.’s e-vapor category has an estimated retail value of approximately $350 million.

Investor Day Highlights

Presentations, outlining the company’s strategies for growth, will be made by: André Calantzopoulos, Chief Executive Officer; Bertrand Bonvin, Senior Vice President, Research & Development; Manuel Peitsch, Vice President, Biological Systems Research; Frederic de Wilde, Senior Vice President, Marketing & Sales; Drago Azinovic, President, European Union Region; Matteo Pellegrini, President Asia Region; Martin King, President, Latin America & Canada Region; Miroslaw Zielinski, President, Eastern Europe, Middle East & Africa Region and PMI Duty Free; Antonio Marques, Senior Vice President, Operations; and Jacek Olczak, Chief Financial Officer.

Volume Highlights:

•	In 2014, the company forecasts a decline in total cigarette industry volume, excluding China and the USA, in a range of 2%-3%;

•	As of 2015, the company is cautiously optimistic that such total cigarette industry volume decreases will be closer to the previous historical average of 1%-2%;

•
The company forecasts a moderate decline of the total industry in the EU Region in 2014 to a range of 5.0%-6.0% and, assuming continued macro-economic improvement and a continued deceleration in the growth of the overall e-vapor category, to approximately 5.0%-6.0% in 2015 and to 4.0%-5.0% thereafter; and

•	As of 2015 and for the near term, the company expects its annual volume to remain flat to down by 1.0%.

Net Revenues, Operating Companies Income (“OCI”) and Earnings Per Share (“EPS”) Highlights:

•
As of 2015 and for the near term, the company aims to return to currency-neutral, net revenue and adjusted OCI growth within its annual average 4%-6% and 6%-8% mid- to long-term target ranges, respectively;

•
As of 2015 and for the near term, the company targets ex-currency adjusted diluted EPS growth in the range of 8%-10%, reflecting share repurchases in the range of $2 billion to $3 billion per year; and

•
Within the next three to four years, the company anticipates that its Reduced-Risk Products will become accretive to its bottom line and then will represent an upside to all the metrics of its growth algorithm, including volume.

Reduced-Risk Products Portfolio Highlights:

•	The company described the brand platform that it has chosen to commercialize the electronic system of its Platform 1 product;

•	The company intends to commence a pilot city test of its Platform 1 product in Italy and in Japan in the fourth-quarter of 2014 and to expand nationally in 2015;

•	In 2016, the company anticipates launching a proprietary e-cigarette that it believes will provide adult smoker satisfaction and a nicotine delivery profile comparable to combustible cigarettes; and

•
Due to incremental expenses in support of its clinical trials and commercialization initiatives, the company assumes its Reduced-Risk Products portfolio will have a negative OCI impact in 2014, 2015 and 2016, which is included in the company’s near-term growth algorithm. However, the OCI contribution of Reduced-Risk Products should become neutral or positive thereafter.

Operational, Marketing and Other Financial Highlights:

•	The company targets Regional annual average adjusted OCI growth, ex-currency, over the mid to long-term of:

◦	Low single-digit in the EU;

◦	Low double-digits in EEMA;

◦	High single-digit in Asia; and

◦	High single-digit in Latin America & Canada

•	In the mid-term, reflecting the strength of its brand portfolio, the company anticipates continued pricing in line with its historical average increase of approximately $1.8 billion per year;

•	The company provided an update on its growth strategy for the Marlboro brand under the Marlboro Architecture 2.0 project and the progress of the company’s commercial approach global initiative;

•	During the period 2015-2017, the company aims to limit the growth of its annual cost of goods sold to a range of 1%-3%, excluding Reduced-Risk Products, volume/mix and currency; and

•	The company reaffirms its annual dividend target payout ratio of 65%.

The presentations and Q&A sessions will be webcast live both days at www.pmi.com/2014InvestorDay in a listen-only mode beginning today, at approximately 9:00 a.m., and concluding at approximately 6:00 p.m. The webcast will resume tomorrow, June 27, 2014, at approximately 10:00 a.m. and conclude at approximately 12:45 p.m. Times are local Swiss. A copy of remarks and slides, along with an archive of the webcast, will be made available at www.pmi.com/2014InvestorDay.

This release may contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2014. PMI cautions that it does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

Reduced-Risk Products
Reduced-Risk Products ("RRPs") is the term the company uses to refer to products in various stages of development for which it is conducting extensive scientific studies to determine whether it can support claims of reduced exposure to harmful and potentially harmful constituents in smoke (also referred to as “HPHCs”), and ultimately claims of reduced disease risk when compared to smoking combustible cigarettes. Before making any such claims, the company will need not only rigorous data to substantiate reduced risk but may also require government review and approval, as is the case in the USA today.

About Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world's top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI's products are sold in more than 180 markets. In 2013, the company held an estimated 15.7% share of the total international cigarette market outside of the U.S., or 28.2% excluding the People's Republic of China and the U.S. For more information, see www.pmi.com.